UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): September 5, 2003
                                                  -----------------




                        BNP Residential Properties, Inc.
             (Exact name of registrant as specified in its charter)



Maryland                               1-9496                  56-1574675
--------                               ------                  ----------
(State of incorporation)      (Commission File Number)       (IRS Employer
                                                           Identification No.)



             301 S. College Street, Suite 3850, Charlotte, NC 28202
               (Address or principal executive offices, Zip Code)


Registrant's telephone number  704/944-0100















                                                  Total number of pages: 9


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Item 5.  Other Events

PREFERRED STOCK PLACEMENT

         On September 5, 2003, BNP Residential Properties, Inc. completed the placement of 454,545 shares of the Company's Series B Cumulative Convertible Preferred Stock for $5.0 million to Preferred Investment I, LLC, a New Jersey based investment group led by Charles Kushner and Peter Weidhorn.

         This placement is an expansion of the original offering in December 2001. The preferred shares have a purchase price and liquidation preference of $11.00 per share, and an initial dividend yield of 10%. The investor will have the right to convert each Series B share into one share of the Company's common stock beginning in December 2004, or in certain circumstances such as a change of control or the Company's calling the Series B stock for redemption. With this placement, Preferred Investment owns 909,090 shares of Series B stock with a face value of $10.0 million.

         The proceeds of the offering will be used to reduce the outstanding amount of the Company's existing line of credit.

         BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following this acquisition, BNP now owns and operates 20 apartment communities containing 4,859 apartments and provides third-party management services for 8 multi-family communities containing 2,061 units. In addition to the apartment properties, the Company owns 40 restaurant properties that we lease on a triple-net basis to a restaurant operator. We currently operate in the states of North Carolina, South Carolina and Virginia.

         BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)      Exhibits

         Exhibit 10.1 Amendment No. 1 to Investment Agreement By and Between BNP Residential Properties, Inc. and Preferred Investment I, LLC, dated as of September 5, 2003








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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    BNP Residential Properties, Inc.
                                    (Registrant)



September 9, 2003                   by:   /s/ Pamela B. Bruno
                                       -----------------------------------
                                    Pamela B. Bruno
                                    Vice President, Controller and
                                    Chief Accounting Officer



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